For Immediate Release	Inquiries: Felise Glantz Kissell (215) 409-7287 Kissell-Felise@aramark.com
Scott Sullivan (215) 238-3953 Sullivan-Scott1@aramark.com
Aramark Reports Second Quarter Earnings
YEAR-OVER-YEAR SUMMARY
•Revenue +19%; Organic Revenue +19%
◦Performance driven by net new business, pricing, and base business growth
◦Contributions to growth from every reportable segment
•Operating Income +28%; Adjusted Operating Income (AOI) +30%1
◦Operating Income Margin +27 bps; AOI Margin +40 bps1
◦Higher profitability due to operating leverage from increased revenue, improving supply chain economics, and disciplined above-unit cost management
•EPS +50% to $0.21; Adjusted EPS +38%1 to $0.28
•Continued Strengthening of Balance Sheet
◦Following quarter-end, repaid approximately $530 million in total debt
◦Signed agreement to sell portion of ownership stake in San Antonio Spurs NBA franchise
Philadelphia, PA, May 9, 2023 - Aramark (NYSE: ARMK) today reported second quarter fiscal 2023 results.

"Now halfway through the fiscal year, we continue to make progress on our strategic priorities, resulting in strong business performance, additional balance sheet optimization, and positioning the Uniforms Services spin-off for success," said John Zillmer, Aramark's Chief Executive Officer. "Everything we do starts with our people and their commitment to our hospitality culture, and I see the results of that unwavering focus every day."

Notes:
–Supplemental business review slides available on Aramark's Investor Relations website
–1On a constant-currency basis

SECOND QUARTER RESULTS
Consolidated revenue was $4.6 billion in the second quarter, an increase of 19% year-over-year, driven by net new business, pricing, and base business growth. A stronger dollar in the period impacted revenue results by $76 million, largely offset by the $67 million revenue contribution from Union Supply Group, which was acquired in June 2022.
Organic revenue, which adjusts for the effect of currency translation and certain acquisitions, grew 19% year-over-year compared to the prior year period.

	Revenue
	Q2 '23	Q2 '22	Change (%)	Organic Revenue Change (%)
FSS United States	$2,843M	$2,338M	22%	19%
FSS International	1,073	871	23%	31%
Uniform & Career Apparel	686	651	5%	6%
Total Company	$4,602M	$3,861M	19%	19%
Difference between Change (%) and Organic Revenue Change (%) reflects the effect of certain acquisitions and the impact of currency translation.
May not total due to rounding.
Note: Uniform & Career Apparel also referred to as Uniform Services, or "AUS"
•FSS United States revenue increased primarily as a result of strong net new business growth and client pricing. In addition, revenue growth was driven by higher per capita spending in the Sports & Entertainment business and greater return-to-work activity in Business & Industry. Education experienced strong retail and catering in Collegiate Hospitality, slightly offset by the end of universal government-sponsored programs in Student Nutrition at the end of June 2022.
•FSS International grew revenue due to contributions from net new business, client pricing, and ongoing base business growth across all geographies, particularly within Germany, Canada, and South America.
•Uniform & Career Apparel increased revenue in both the U.S. and Canada from solid net new account growth and client pricing. Adjacency services, although currently a relatively small portion of the business' revenue mix, reported double-digit growth and remains a focal point for growth in the Uniform Services portfolio.
Operating Income was 28% higher year-over-year, growing to $182 million and AOI improved 30%1 to $213 million, reflecting an operating income margin increase of 27 basis points and an AOI margin increase of 40 basis points1. Improvement was driven by operating leverage from higher revenue generated through net new business, client pricing, and base business growth, in addition to disciplined above-unit cost management that more than offset the impact of inflation and start-up costs. The effect of currency translation impacted results by $3.3 million.

	Operating Income			Adjusted Operating Income (AOI)
	Q2 '23	Q2 '22	Change (%)	Q2 '23	Q2 '22	Change (%)	Constant Currency Change (%)
FSS United States	$156M	$82M	90%	$140M	$99M	42%	43%
FSS International*	7	37	(81)%	39	41	(4)%	3%
Uniform & Career Apparel	56	56	—%	67	62	7%	7%
Corporate	(37)	(33)	(10)%	(33)	(36)	9%	9%
Total Company	$182M	$142M	28%	$213M	$166M	28%	30%
May not total due to rounding.
*FSS International Operating Income included $26 million of severance and other charges that was excluded from AOI. Operating Income and AOI included $21 million from government reimbursement programs in Q2 '22.

Year-over-year profitability improvement was a result of the following segment performance:
•FSS United States increased driven by maturity of prior year new business, improved supply chain economics, and above-unit cost management across the entire segment, as well as an increase in return-to-work volume in the Business & Industry sector, and higher per capita spending in the Sports & Entertainment business. These profitability gains more than offset higher product costs and costs associated with opening a record level of new client accounts.
Operating Income also included non-cash income that was excluded from AOI associated with the reversal of contingent consideration related to the Next Level Hospitality and Union Supply Group acquisitions.
•FSS International decreased year-over-year as the second quarter last year included $21 million of government reimbursement programs. On a comparable basis, results benefited from new business contract maturity, leverage of higher base business volumes across its business & industry clients, improved supply chain economics, and reduced above-unit costs, somewhat offset by higher product costs and the end of government reimbursement programs.
Operating Income also included severance charges that were excluded from AOI related to organizational restructuring initiatives.
•Uniform & Career Apparel improved driven by operating leverage from net new business and control of administrative expenses, which more than offset higher labor and merchandise costs.
Operating Income also included non-cash charges for the impairment of operating lease right-of-use assets, severance charges related to organizational restructuring initiatives and other spin-off related expenses, and a gain from sale of land—all of which were excluded from AOI.
•Corporate expenses were tightly managed as revenue increased.
CASH FLOW AND CAPITAL STRUCTURE
The second quarter generated a cash inflow associated with Aramark's normal seasonal business cadence. Net cash provided by operating activities during the second quarter was $314 million and Free Cash Flow was $229 million.
At quarter-end, Aramark had approximately $1.2 billion in cash availability.
DIVIDEND DECLARATION
As announced on May 3, 2023, the Company's Board of Directors approved a quarterly dividend of 11 cents per share of common stock. The dividend will be payable on May 31, 2023, to stockholders of record at the close of business on May 17, 2023.

BUSINESS UPDATE
Through the first half of the fiscal year, the Company has demonstrated significant year-over-year growth on both the top- and bottom-line.
Revenue performance in the second half of the fiscal year is expected to be driven by continued strength in net new business, pricing actions, and ongoing base business growth.
Aramark continues to expect its typical "U-shaped" margin seasonality—with margins higher in the first and fourth quarters compared to the second and third quarters. The Company also anticipates improved profitability through:
•Ongoing supply chain normalization and optimization
•Continued profit recovery through pricing—assuming some moderation of inflation—in all segments, and most notably within FSS U.S.' Collegiate Hospitality, Student Nutrition, and Corrections businesses
•Profitability ramp of record new business in FY21 and FY22 through operational maturity and efficiencies
•Benefit of previously completed organizational restructuring initiatives in FSS International and Uniform Services
•Tight control and leverage of above-unit overhead across higher revenue
The Company believes that the typical seasonality of the business will also drive Net cash provided by operating activities and Free Cash Flow that historically delivers a large cash inflow in the fourth quarter, primarily from Collegiate Hospitality. In addition, Aramark continues to strategically evaluate its non-controlling interest portfolio. This includes the divestiture of its 50% equity stake in AIM Services for total proceeds of $535 million that closed in early April as well as a newly signed agreement to sell a portion of its ownership stake in the San Antonio Spurs NBA franchise.
Following quarter-end, Aramark repaid approximately $530 million in total debt. The Company expects to be opportunistic and proactive in further strengthening its balance sheet through additional debt repayment and strategic refinancings.
Aramark has continued to make significant progress with respect to the spin-off of the Uniforms business. The Company will continue to monitor macroeconomic and capital market conditions, as well as the business' momentum, while remaining diligent in completing the operational, regulatory, and financial logistics in order to be in a position to be able to complete the separation by the end of the fiscal year.

OUTLOOK
The Company provides its expectations for organic revenue growth, Adjusted Operating Income, Free Cash Flow, and Net Debt to Covenant Adjusted EBITDA ("Leverage Ratio") on a non-GAAP basis, and does not provide a reconciliation of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for the impact of the change in fair value related to certain gasoline and diesel agreements and other charges and the effect of currency translation. The fiscal 2023 outlook reflects management's current assumptions regarding numerous evolving factors that are difficult to accurately predict, including those discussed in the Risk Factors set forth in the Company's filings with the United States Securities and Exchange Commission.
As Aramark enters the second half of fiscal 2023, the Company is providing full year performance expectations that now include its outlook for Global FSS and Uniform Services:

Organic Revenue Growth >13%, comprised of...
Global FSS	~15%
Uniform Services	~5.5%

Adjusted Operating Income Growth ~32%, comprised of...
Global FSS	~45%
Uniform Services	~7%

Free Cash Flow ~$475 million
Deferred payroll taxes related to CARES Act	$64 million
Spin-off and restructuring related costs	$100-$120 million
After these items, Free Cash Flow ~$300 million

Leverage Ratio less than 4.0x
Note: Global FSS is defined as the sum of the FSS United States, FSS International, and Corporate reportable segments. Uniform Services is defined as the Uniform & Career Apparel reportable segment. Outlook does not reflect any incremental public company costs associated with the spin transaction.

"As we move into the second half of the fiscal year, I am excited about the opportunities ahead for Aramark as we finish the year and continue our momentum into fiscal 2024," Zillmer added. "Revenue is strong, AOI performance continues to build, and we remain committed to our strategic agenda. I feel the incredible progress across our business and believe deeply in the ability of our teams around the globe to reach this level of performance and well beyond."

CONFERENCE CALL SCHEDULED
The Company has scheduled a conference call at 8:30 a.m. ET today to discuss its earnings and outlook. This call and related materials can be heard and reviewed, either live or on a delayed basis, on the Company's website, www.aramark.com, on the investor relations page.
About Aramark
Aramark (NYSE: ARMK) proudly serves the world’s leading educational institutions, Fortune 500 companies, world champion sports teams, prominent healthcare providers, iconic destinations and cultural attractions and numerous municipalities in 19 countries around the world with food, facilities, and uniform services. Because our culture is rooted in service, our employees strive to do great things for each other, our partners, our communities, and our planet. Aramark has been recognized on FORTUNE's list of "World’s Most Admired Companies," DiversityInc’s “Top 50 Companies for Diversity” and "Top Companies for Supplier Diversity," Newsweek's list of "America's Most Responsible Companies 2023," the HRC's "Best Places to Work for LGBTQ Equality," and scored 100% on the Disability Equality Index. Learn more at www.aramark.com and connect with us on Facebook, Twitter and LinkedIn.

Selected Operational and Financial Metrics

Adjusted Revenue (Organic)
Adjusted Revenue (Organic) represents revenue growth, adjusted to eliminate the effect of certain material acquisitions and the impact of currency translation.

Adjusted Operating Income
Adjusted Operating Income represents operating income adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of the change in fair value related to certain gasoline and diesel agreements; severance and other charges; the effect of certain material acquisitions; spin-off related charges and other items impacting comparability.

Adjusted Operating Income (Constant Currency)
Adjusted Operating Income (Constant Currency) represents Adjusted Operating Income adjusted to eliminate the impact of currency translation.

Adjusted Net Income
Adjusted Net Income represents net income attributable to Aramark stockholders adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of changes in the fair value related to certain gasoline and diesel agreements; severance and other charges; the effect of certain material acquisitions; spin-off related charges; loss on defined benefit pension plan termination; and other items impacting comparability, less the tax impact of these adjustments. The tax effect for adjusted net income for our United States earnings is calculated using a blended United States federal and state tax rate. The tax effect for adjusted net income in jurisdictions outside the United States is calculated at the local country tax rate.

Adjusted Net Income (Constant Currency)
Adjusted Net Income (Constant Currency) represents Adjusted Net Income adjusted to eliminate the impact of currency translation.

Adjusted EPS
Adjusted EPS represents Adjusted Net Income divided by diluted weighted average shares outstanding.

Adjusted EPS (Constant Currency)
Adjusted EPS (Constant Currency) represents Adjusted EPS adjusted to eliminate the impact of currency translation.

Covenant Adjusted EBITDA
Covenant Adjusted EBITDA represents net income attributable to Aramark stockholders adjusted for interest and other financing costs, net; provision for income taxes; depreciation and amortization and certain other items as defined in our debt agreements required in calculating covenant ratios and debt compliance. We also use Net Debt for our ratio to Covenant Adjusted EBITDA, which is calculated as total long-term borrowings less cash and cash equivalents and short-term marketable securities.

Free Cash Flow
Free Cash Flow represents net cash (used in) provided by operating activities less net purchases of property and equipment and other. Management believes that the presentation of free cash flow provides useful information to investors because it represents a measure of cash flow available for distribution among all the security holders of the Company.

We use Adjusted Revenue (Organic), Adjusted Operating Income (including on a constant currency basis), Adjusted Net Income (including on a constant currency basis), Adjusted EPS (including on a constant currency basis), Covenant Adjusted EBITDA and Free Cash Flow as supplemental measures of our operating profitability and to control our cash operating costs. We believe these financial measures are useful to investors because they enable better comparisons of our historical results and allow our investors to evaluate our performance based on the same metrics that we use to evaluate our performance and trends in our results. These financial metrics are not measurements of financial performance under generally accepted accounting principles, or GAAP. Our presentation of these metrics has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. You should not consider these measures as alternatives to revenue, operating income, net income, earnings per share or net cash (used in) provided by operating activities, determined in accordance with GAAP. Adjusted Revenue (Organic), Adjusted Operating Income, Adjusted Net Income, Adjusted EPS, Covenant Adjusted EBITDA and Free Cash Flow as presented by us may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations.

Explanatory Notes to the Non-GAAP Schedules

Amortization of Acquisition-Related Intangible Assets - adjustments to eliminate the change in amortization expense resulting from the purchase accounting applied to the January 26, 2007 going-private transaction and amortization expense recognized on other acquisition-related intangible assets.

Severance and Other Charges - adjustments to eliminate severance expenses in the applicable period ($34.4 million for both the second quarter and year-to-date 2023).

Effect of Certain Acquisitions - adjustments to eliminate the operating results of certain material acquisitions that are not comparable to the prior year periods.

Spin-off Related Charges - adjustments to eliminate charges related to the Company's intention to spin-off the Uniform segment, including salaries and benefits, recruiting and relocation costs, accounting and legal related expenses, branding and other costs.

Gains, Losses and Settlements impacting comparability - adjustments to eliminate certain transactions that are not indicative of our ongoing operational performance, primarily for the reversal of contingent consideration liabilities related to acquisition earn outs, net of expense ($48.2 million for the second quarter of 2023 and $73.9 million for year-to-date 2023), non-cash charges for the impairment of operating lease right-of-use assets and property and equipment ($5.9 million for the second quarter of 2023 and $29.3 million for year-to-date 2023), the gain from the sale of land ($6.8 million for both the second quarter and year-to-date 2023), non-cash charges related to information technology assets ($6.1 million for both the second quarter and year-to-date 2023); non-cash charges for the impairment of certain assets related to a business held-for-sale ($5.2 million for year-to-date 2023), pension withdrawal charges ($4.7 million for both the second quarter and year-to-date 2023), charges related to hyperinflation in Argentina ($2.8 million for the second quarter of 2023, $3.9 million for year-to-date 2023 and $1.0 million for both the second quarter and year-to-date 2022), legal settlement charges ($2.7 million for year-to-date 2023), charges related to the retirement of the Company's former Executive Vice President of Human Resources ($2.6 million for year-to-date 2023), cash termination fees and moving costs related to exiting a real estate property ($1.3 million for year-to-date 2023), the impact of the change in fair value related to certain gasoline and diesel agreements ($1.5 million loss for the second quarter of 2023, $1.1 million loss for year-to-date 2023, $2.9 million gain for the second quarter of 2022 and $0.3 million loss for year-to-date 2022), the gain from insurance proceeds received related to property damage from a tornado in Nashville ($3.1 million for year-to-date of 2022) and other miscellaneous charges.

Loss on Defined Benefit Pension Plan Termination - adjustment to eliminate the impact of a non-cash loss in the prior year from the termination of certain single-employer defined benefit pension plans.

Tax Impact of Adjustments to Adjusted Net Income - adjustments to eliminate the net tax impact of the adjustments to adjusted net income calculated based on a blended United States federal and state tax rate for United States adjustments and the local country tax rate for adjustments in jurisdictions outside the United States. Adjustment also reverses valuation allowances recorded against deferred tax assets in a foreign subsidiary that were previously deemed to be not realizable (approximately $3.8 million for both the second quarter and year-to-date 2023 and $8.5 million for year-to-date 2022).

Effect of Currency Translation - adjustments to eliminate the impact that fluctuations in currency translation rates had on the comparative results by presenting the periods on a constant currency basis. Assumes constant foreign currency exchange rates based on the rates in effect for the prior year period being used in translation for the comparable current year period.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements include, but are not limited to, statements under the heading "Outlook" and those related to our expectations regarding the performance of our business, our financial results, our operations, our liquidity and capital resources, the conditions in our industry and our growth strategy. In some cases, forward-looking statements can be identified by words such as "outlook," "aim," "anticipate," "have confidence," "estimate," "expect," "will be," "will continue," "will likely result," "project," "intend," "plan," "believe," "see," "look to" and other words and terms of similar meaning or the negative versions of such words. These forward-looking statements are subject to risks and uncertainties that may change at any time, and actual results or outcomes may differ materially from those that we expected.
Some of the factors that we believe could affect or continue to affect our results include without limitation: unfavorable economic conditions; natural disasters, global calamities, climate change, pandemics, including the ongoing COVID-19 pandemic, energy shortages, sports strikes and other adverse incidents; geopolitical events including, but not limited to, the ongoing conflict between Russia and Ukraine and its effects on global supply chains, inflation, volatility and disruption of global financial markets; the failure to retain current clients, renew existing client contracts and obtain new client contracts; a determination by clients to reduce their outsourcing or use of preferred vendors; competition in our industries; increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our food and support services contracts; currency risks and other risks associated with international operations, including compliance with a broad range of laws and regulations, including the United States Foreign Corrupt Practices Act; risks associated with suppliers from whom our products are sourced; disruptions to our relationship with our distribution partners; the contract intensive nature of our business, which may lead to client disputes; our expansion strategy and our ability to successfully integrate the businesses we acquire and costs and timing related thereto; continued or further unionization of our workforce; liability resulting from our participation in multiemployer defined benefit pension plans; the inability to hire and retain key or sufficient qualified personnel or increases in labor costs; laws and governmental regulations including those relating to food and beverages, the environment, wage and hour and government contracting; liability associated with noncompliance with applicable law or other governmental regulations; new interpretations of or changes in the enforcement of the government regulatory framework; increases or changes in income tax rates or tax-related laws; potential liabilities, increased costs, reputational harm, and other adverse effects based on our commitments and stakeholder expectations relating to environmental, social and governance considerations; the failure to maintain food safety throughout our supply chain, food-borne illness concerns and claims of illness or injury; a cybersecurity incident or other disruptions in the availability of our computer systems or privacy breaches; our leverage; variable rate indebtedness that subjects us to interest rate risk; the inability to generate sufficient cash to service all of our indebtedness; debt agreements that limit our flexibility in operating our business; risks associated with the impact, timing or terms of the proposed spin-off of Aramark Uniform Services (our Uniform segment) as an independent publicly traded company to our stockholders (the "proposed spin-off'"); risks associated with the expected benefits and costs of the proposed spin-off, including the risk that the expected benefits of the proposed spin-off will not be realized within the expected time frame, in full or at all, and the risk that conditions to the proposed spin-off will not be satisfied and/or that the proposed spin-off will not be completed within the expected time frame, on the expected terms or at all; the expected qualification of the proposed spin-off as a tax-free transaction for United States federal income tax purposes, including whether or not an Internal Revenue Service ruling will be sought or obtained; the risk that any consents or approvals required in connection with the proposed spin-off will not be received or obtained within the expected time frame, on the expected terms or at all; risks associated with expected financing transactions undertaken in connection with the proposed spin-off and risks associated with indebtedness incurred in connection with the proposed spin-off; the risk of increased costs from lost synergies, costs of restructuring transactions and other costs incurred in connection with the proposed spin-off; retention of existing management team members as a result of the proposed spin-off; reaction of customers, our employees and other parties to the proposed spin-off; and the impact of the proposed spin-off on our business and the risk that the proposed spin-off may be more difficult, time-consuming or costly than expected, including the impact on our resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties; and other factors set forth under the headings "Part I, Item 1A Risk Factors," "Part I, Item 3 Legal Proceedings" and "Part II, Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on November 22, 2022 as such factors may be updated from time to time in our other periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov and which may be obtained by contacting Aramark's investor relations department via its website at www.aramark.com. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and in our other filings with the SEC. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us. Forward-looking statements speak only as of the date made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, changes in our expectations, or otherwise, except as required by law.

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31, 2023	April 1, 2022
Revenue	$4,602,085	$3,860,529
Costs and Expenses:
Cost of services provided (exclusive of depreciation and amortization)	4,179,411	3,491,238
Depreciation and amortization	136,789	132,285
Selling and general corporate expenses	103,902	95,015
	4,420,102	3,718,538
Operating income	181,983	141,991
Interest and Other Financing Costs, net	114,021	89,685
Income Before Income Taxes	67,962	52,306
Provision for Income Taxes	12,080	16,761
Net income	55,882	35,545
Less: Net loss attributable to noncontrolling interests	(159)	(203)
Net income attributable to Aramark stockholders	$56,041	$35,748

Earnings per share attributable to Aramark stockholders:
Basic	$0.21	$0.14
Diluted	$0.21	$0.14
Weighted Average Shares Outstanding:
Basic	260,673	257,100
Diluted	262,537	258,747

	Six Months Ended
	March 31, 2023	April 1, 2022
Revenue	$9,203,083	$7,808,789
Costs and Expenses:
Cost of services provided (exclusive of depreciation and amortization)	8,341,495	7,062,283
Depreciation and amortization	273,273	267,803
Selling and general corporate expenses	206,686	196,465
	8,821,454	7,526,551
Operating income	381,629	282,238
Interest and Other Financing Costs, net	215,366	182,702
Income Before Income Taxes	166,263	99,536
Provision for Income Taxes	36,730	21,284
Net income	129,533	78,252
Less: Net loss attributable to noncontrolling interests	(659)	(107)
Net income attributable to Aramark stockholders	$130,192	$78,359

Earnings per share attributable to Aramark stockholders:
Basic	$0.50	$0.31
Diluted	$0.50	$0.30
Weighted Average Shares Outstanding:
Basic	260,063	256,785
Diluted	261,993	258,399

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands)

	March 31, 2023	September 30, 2022
Assets

Current Assets:
Cash and cash equivalents	$302,692	$329,452
Receivables	2,353,580	2,147,957
Inventories	609,589	552,386
Prepayments and other current assets	330,695	262,195
Total current assets	3,596,556	3,291,990
Property and Equipment, net	2,015,037	2,032,045
Goodwill	5,581,989	5,515,124
Other Intangible Assets	2,091,797	2,113,726
Operating Lease Right-of-use Assets	646,485	592,145
Other Assets	1,524,217	1,537,406
	$15,456,081	$15,082,436

Liabilities and Stockholders' Equity

Current Liabilities:
Current maturities of long-term borrowings	$110,461	$65,047
Current operating lease liabilities	69,111	68,858
Accounts payable	1,137,912	1,322,936
Accrued expenses and other current liabilities	1,650,599	1,829,045
Total current liabilities	2,968,083	3,285,886
Long-Term Borrowings	7,906,636	7,345,860
Noncurrent Operating Lease Liabilities	310,006	305,623
Deferred Income Taxes and Other Noncurrent Liabilities	1,079,979	1,106,587
Commitments and Contingencies
Redeemable Noncontrolling Interests	8,104	8,840
Total Stockholders' Equity	3,183,273	3,029,640
	$15,456,081	$15,082,436

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Six Months Ended
	March 31, 2023	April 1, 2022
Cash flows from operating activities:
Net income	$129,533	$78,252
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	273,273	267,803
Asset write-downs	35,479	—
Reduction of contingent consideration liability	(73,891)	—
Deferred income taxes	20,700	5,350
Share-based compensation expense	45,077	47,913
Changes in operating assets and liabilities	(653,940)	(510,887)
Payments made to clients on contracts	(85,335)	(14,977)
Other operating activities	16,382	(1,721)
Net cash used in operating activities	(292,722)	(128,267)

Cash flows from investing activities:
Net purchases of property and equipment and other	(184,288)	(163,032)
Acquisitions, divestitures and other investing activities	(41,569)	(126,787)
Net cash used in investing activities	(225,857)	(289,819)

Cash flows from financing activities:
Net proceeds/payments of long-term borrowings	122,851	59,057
Net change in funding under the Receivables Facility	395,065	300,000
Payments of dividends	(57,225)	(56,464)
Proceeds from issuance of common stock	34,053	23,703
Other financing activities	(17,417)	(8,483)
Net cash provided by financing activities	477,327	317,813
Effect of foreign exchange rates on cash and cash equivalents	14,492	(3,012)
Decrease in cash and cash equivalents	(26,760)	(103,285)
Cash and cash equivalents, beginning of period	329,452	532,591
Cash and cash equivalents, end of period	$302,692	$429,306

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING INCOME MARGIN
(Unaudited)
(In thousands)

	Three Months Ended
	March 31, 2023
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,843,149	$1,073,007	$685,929		$4,602,085
Operating Income (as reported)	$155,929	$6,887	$55,813	$(36,646)	$181,983
Operating Income Margin (as reported)	5.48%	0.64%	8.14%		3.95%

Revenue (as reported)	$2,843,149	$1,073,007	$685,929		$4,602,085
Effect of Certain Acquisitions	(67,015)	—	—		(67,015)
Effect of Currency Translation	2,198	69,889	4,367		76,454
Adjusted Revenue (Organic)	$2,778,332	$1,142,896	$690,296		$4,611,524
Revenue Growth (as reported)	21.59%	23.21%	5.32%		19.21%
Adjusted Revenue Growth (Organic)	18.82%	31.23%	5.99%		19.45%

Operating Income (as reported)	$155,929	$6,887	$55,813	$(36,646)	$181,983
Amortization of Acquisition-Related Intangible Assets	19,213	3,200	6,502	—	28,915
Severance and Other Charges	2,310	26,090	5,450	552	34,402
Effect of Certain Acquisitions	(3,502)	—	—	—	(3,502)
Spin-off Related Charges	—	—	3,440	1,941	5,381
Gains, Losses and Settlements impacting comparability	(34,061)	2,768	(4,242)	1,534	(34,001)
Adjusted Operating Income	$139,889	$38,945	$66,963	$(32,619)	$213,178
Effect of Currency Translation	554	2,724	65	—	3,343
Adjusted Operating Income (Constant Currency)	$140,443	$41,669	$67,028	$(32,619)	$216,521

Operating Income Growth (as reported)	89.85%	(81.43)%	(0.24)%	(10.45)%	28.17%
Adjusted Operating Income Growth	41.98%	(4.12)%	7.19%	8.55%	28.46%
Adjusted Operating Income Growth (Constant Currency)	42.54%	2.59%	7.29%	8.55%	30.48%
Adjusted Operating Income Margin	5.04%	3.63%	9.76%		4.70%
Adjusted Operating Income Margin (Constant Currency)	5.05%	3.65%	9.71%		4.70%

	Three Months Ended
	April 1, 2022
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,338,336	$870,895	$651,298		$3,860,529

Operating Income (as reported)	$82,132	$37,092	$55,945	$(33,178)	$141,991
Amortization of Acquisition-Related Intangible Assets	16,396	2,520	6,527	—	25,443
Gains, Losses and Settlements impacting comparability	—	1,005	—	(2,491)	(1,486)
Adjusted Operating Income	$98,528	$40,617	$62,472	$(35,669)	$165,948

Operating Income Margin (as reported)	3.51%	4.26%	8.59%		3.68%
Adjusted Operating Income Margin	4.21%	4.66%	9.59%		4.30%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING INCOME MARGIN
(Unaudited)
(In thousands)

	Six Months Ended
	March 31, 2023
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$5,764,186	$2,065,690	$1,373,207		$9,203,083
Operating Income (as reported)	$319,168	$33,646	$102,353	$(73,538)	$381,629
Operating Income Margin (as reported)	5.54%	1.63%	7.45%		4.15%

Revenue (as reported)	$5,764,186	$2,065,690	$1,373,207		$9,203,083
Effect of Certain Acquisitions	(139,298)	—	—		(139,298)
Effect of Currency Translation	5,068	191,054	9,320		205,442
Adjusted Revenue (Organic)	$5,629,956	$2,256,744	$1,382,527		$9,269,227
Revenue Growth (as reported)	21.00%	18.44%	5.55%		17.86%
Adjusted Revenue Growth (Organic)	18.18%	29.39%	6.27%		18.70%

Operating Income (as reported)	$319,168	$33,646	$102,353	$(73,538)	$381,629
Amortization of Acquisition-Related Intangible Assets	38,334	5,762	13,003	—	57,099
Severance and Other Charges	2,310	26,090	5,450	552	34,402
Effect of Certain Acquisitions	(6,117)	—	—	—	(6,117)
Spin-off Related Charges	—	—	6,956	3,431	10,387
Gains, Losses and Settlements impacting comparability	(41,458)	12,067	3,560	3,750	(22,081)
Adjusted Operating Income	$312,237	$77,565	$131,322	$(65,805)	$455,319
Effect of Currency Translation	1,225	7,939	364	—	9,528
Adjusted Operating Income (Constant Currency)	$313,462	$85,504	$131,686	$(65,805)	$464,847

Operating Income Growth (as reported)	76.15%	(43.73)%	(10.88)%	0.08%	35.22%
Adjusted Operating Income Growth	43.51%	17.66%	5.38%	9.69%	35.81%
Adjusted Operating Income Growth (Constant Currency)	44.07%	29.70%	5.68%	9.69%	38.66%
Adjusted Operating Income Margin	5.55%	3.75%	9.56%		5.02%
Adjusted Operating Income Margin (Constant Currency)	5.57%	3.79%	9.53%		5.01%

	Six Months Ended
	April 1, 2022
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$4,763,715	$1,744,079	$1,300,995		$7,808,789

Operating Income (as reported)	$181,189	$59,799	$114,850	$(73,600)	$282,238
Amortization of Acquisition-Related Intangible Assets	36,389	5,119	12,875	—	54,383
Gains, Losses and Settlements impacting comparability	—	1,005	(3,113)	737	(1,371)
Adjusted Operating Income	$217,578	$65,923	$124,612	$(72,863)	$335,250

Operating Income Margin (as reported)	3.80%	3.43%	8.83%		3.61%
Adjusted Operating Income Margin	4.57%	3.78%	9.58%		4.29%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET INCOME & ADJUSTED EARNINGS PER SHARE
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 31, 2023	April 1, 2022	March 31, 2023	April 1, 2022
Net Income Attributable to Aramark Stockholders (as reported)	$56,041	$35,748	$130,192	$78,359
Adjustment:
Amortization of Acquisition-Related Intangible Assets	28,915	25,443	57,099	54,383
Severance and Other Charges	34,402	—	34,402	—
Effect of Certain Acquisitions	(3,502)	—	(6,117)	—
Spin-off Related Charges	5,381	—	10,387	—
Gains, Losses and Settlements impacting comparability	(34,001)	(1,486)	(22,081)	(1,371)
Loss on Defined Benefit Pension Plan Termination	—	—	—	3,644
Tax Impact of Adjustments to Adjusted Net Income	(12,571)	(5,477)	(21,476)	(22,122)
Adjusted Net Income	$74,665	$54,228	$182,406	$112,893
Effect of Currency Translation, net of Tax	2,772	—	9,781	—
Adjusted Net Income (Constant Currency)	$77,437	$54,228	$192,187	$112,893

Earnings Per Share (as reported)
Net Income Attributable to Aramark Stockholders (as reported)	$56,041	$35,748	$130,192	$78,359
Diluted Weighted Average Shares Outstanding	262,537	258,747	261,993	258,399
	$0.21	$0.14	$0.50	$0.30
Earnings Per Share Growth (as reported) $	$0.07		$0.20
Earnings Per Share Growth (as reported) %	50%		67%

Adjusted Earnings Per Share
Adjusted Net Income	$74,665	$54,228	$182,406	$112,893
Diluted Weighted Average Shares Outstanding	262,537	258,747	261,993	258,399
	$0.28	$0.21	$0.70	$0.44
Adjusted Earnings Per Share Growth $	$0.07		$0.26
Adjusted Earnings Per Share Growth %	33%		59%

Adjusted Earnings Per Share (Constant Currency)
Adjusted Net Income (Constant Currency)	$77,437	$54,228	$192,187	$112,893
Diluted Weighted Average Shares Outstanding	262,537	258,747	261,993	258,399
	$0.29	$0.21	$0.73	$0.44
Adjusted Earnings Per Share Growth (Constant Currency) $	$0.08		$0.29
Adjusted Earnings Per Share Growth (Constant Currency) %	38%		66%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
NET DEBT TO COVENANT ADJUSTED EBITDA
(Unaudited)
(In thousands)

	Twelve Months Ended
	March 31, 2023	April 1, 2022
Net Income Attributable to Aramark Stockholders (as reported)	$246,317	$146,345
Interest and Other Financing Costs, net	405,391	387,381
Provision for Income Taxes	76,907	33,416
Depreciation and Amortization	537,797	542,602
Share-based compensation expense(1)	92,651	84,078
Unusual or non-recurring (gains) and losses(2)(3)	5,207	(77,070)
Pro forma EBITDA for equity method investees(4)	6,872	10,488
Pro forma EBITDA for certain transactions(5)	7,551	5,225
Other(6)(7)	84,957	(9,042)
Covenant Adjusted EBITDA	$1,463,650	$1,123,423

Net Debt to Covenant Adjusted EBITDA
Total Long-Term Borrowings	$8,017,097	$7,793,697
Less: Cash and cash equivalents and short-term marketable securities(8)	411,707	429,306
Net Debt	$7,605,390	$7,364,391
Covenant Adjusted EBITDA	$1,463,650	$1,123,423
Net Debt/Covenant Adjusted EBITDA	5.2	6.6

(1) Represents share-based compensation expense resulting from the application of accounting for stock options, restricted stock units, performance stock units, deferred stock unit awards and employee stock purchases.

(2) For the twelve months ended March 31, 2023 represents the fiscal 2023 non-cash charge for the impairment of certain assets related to a business held-for-sale ($5.2 million).
(3) For the twelve months ended April 1, 2022 represents the fiscal 2021 non-cash gain from an observable price change on an equity investment ($137.9 million) and the fiscal 2021 non-cash loss from the termination of certain defined benefit pension plans ($60.9 million).

(4) Represents the Company's estimated share of EBITDA, primarily from the Company's AIM Services Co., Ltd. equity method investment, not already reflected in the Company's Net Income Attributable to Aramark stockholders. EBITDA for this equity method investee is calculated in a manner consistent with Covenant Adjusted EBITDA but does not represent cash distributions received from this investee.
(5) Represents the annualizing of net EBITDA from certain acquisitions made during the period.
(6) "Other" for the twelve months ended March 31, 2023 includes the reversal of contingent consideration liabilities related to acquisition earn outs, net of expense ($89.0 million), severance charges ($54.0 million), adjustments to remove the impact attributable to the adoption of certain accounting standards that are made to the calculation in accordance with the Credit Agreement and indentures ($38.7 million), non-cash charges for the impairment of operating lease right-of-use assets and property and equipment related to certain real estate properties ($29.3 million), non-cash charges for inventory write-downs to net realizable value and fixed asset write-offs related to personal protective equipment ($20.5 million), charges related to the Company's intention to spin-off the Uniform segment ($19.7 million), the loss from the change in fair value related to certain gasoline and diesel agreements ($7.2 million), the gain from the sale of land ($6.8 million), the gain from a funding agreement related to a legal matter ($6.5 million), the impact of hyperinflation in Argentina ($6.4 million), non-cash charges related to information technology assets ($6.1 million), pension withdrawal charges ($4.7 million), the favorable impact related to a client contract dispute ($4.0 million), legal settlement charges ($2.7 million) and other miscellaneous expenses.

(7) "Other" for the twelve months ended April 1, 2022 includes United States and non-United States governmental labor related tax credits resulting from the COVID-19 pandemic, net of labor charges, incremental expenses and other expenses associated with closed or partially closed client locations ($57.3 million), adjustments to remove the impact attributable to the adoption of certain accounting standards that are made to the calculation in accordance with the Credit Agreement and indentures ($29.7 million), non-cash charges for inventory write-downs to net realizable value and for excess inventory related to personal protective equipment ($24.4 million), expenses related to merger and integration related charges ($16.1 million), the gain from a funding agreement related to a legal matter ($10.0 million), reversal of severance charges ($7.9 million), reversal of charges related to a client contract dispute ($5.7 million), a favorable settlement of a legal matter ($4.7 million), the gain from insurance proceeds received related to property damage from a tornado in Nashville ($3.1 million), due diligence charges related to acquisitions ($3.1 million), non-cash charges related to information technology assets ($2.2 million), the impact of hyperinflation in Argentina ($1.8 million) and other miscellaneous expenses.

(8) Short-term marketable securities represent held-to-maturity debt securities with original maturities greater than three months, which are maturing within one year and will convert back to cash. Short-term marketable securities are included in "Prepayments and other current assets" on the Condensed Consolidated Balance Sheets.

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
FREE CASH FLOW
(Unaudited)
(In thousands)

	Six Months Ended	Three Months Ended	Three Months Ended
	March 31, 2023	December 30, 2022	March 31, 2023
Net cash (used in) provided by operating activities	$(292,722)	$(607,205)	$314,483

Net purchases of property and equipment and other	(184,288)	(98,493)	(85,795)

Free Cash Flow	$(477,010)	$(705,698)	$228,688

	Six Months Ended	Three Months Ended	Three Months Ended
	April 1, 2022	December 31, 2021	April 1, 2022
Net cash (used in) provided by operating activities	$(128,267)	$(503,387)	$375,120

Net purchases of property and equipment and other	(163,032)	(65,643)	(97,389)

Free Cash Flow	$(291,299)	$(569,030)	$277,731

	Six Months Ended	Three Months Ended	Three Months Ended
	Change	Change	Change
Net cash used in operating activities	$(164,455)	$(103,818)	$(60,637)

Net purchases of property and equipment and other	(21,256)	(32,850)	11,594

Free Cash Flow	$(185,711)	$(136,668)	$(49,043)